Exhibit 99.1

Simplicity Esports and Gaming Company Secures Financing from an Accredited Investor

Boca Raton, Florida — June 22, 2020 (GLOBE NEWSWIRE) — Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”), announced today that it has secured a 12 month term loan with an accredited investor in the amount of $550,000. The note carries a 12% interest rate, matures on June 18, 2021 and payments begin on October 16, 2020.

Roman Franklin, President of Simplicity Esports, stated, “The proceeds from the new note will allow us to payoff the Harbor Gates convertible note prior to maturity or conversion. Additionally, the proceeds will provide the funds needed to capitalize on organic and inorganic growth opportunities that have become available due to COVID-19 related disruptions in various markets.”

Simplicity Esports previously announced that it is increasing the frequency and expanding the titles of its online tournaments, as well as introducing online tournaments to its 1.6 million Flamengo Esports social media followers. Simplicity Esports also announced it has received multiple proposals from landlords to open Simplicity Esports corporate owned esports gaming centers in 8,000 to 12,000 sq. ft. spaces with leases that do not require a specified fixed rent, but instead rent is calculated as a percentage of gross sales, a signal of the landlords’ belief in the appeal of Simplicity Esports’ gaming center business model and growth potential.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) is an established brand within the esports industry, competing and streaming in popular games across different genres, including Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, and various EA Sports® titles. Simplicity Esports also operates as a franchisor of Esports Gaming Centers that provide the public an opportunity to experience and enjoy gaming and esports in a social setting, regardless of skill or experience. Additionally, Simplicity Esports is an organizer and host of paid entry, online, play from home tournaments.

Apex Legends®, PUBG Mobile®, Overwatch®, League of Legends®, Fortnite® and EA Sports® are registered trademarks of their respective owners.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 29, 2019 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin

President

Roman@SimplicityEsports.com

561-819-8586

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